News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FIRST QUARTER 2013 RESULTS

Philadelphia, PA - April 17, 2013. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2013.

First Quarter Highlights

•	Income per diluted share $0.28; Before Certain Items $0.50

•	Global beverage can volumes grew 6% driven by strong growth in Brazil and Asia Pacific

•	Second production lines in Putian, China and Bangi, Malaysia were commercialized

Net sales in the first quarter grew to $1,973 million over the $1,947 million in the first quarter of 2012, primarily driven by increased global beverage can sales unit volumes more than offsetting lower raw material costs.

First quarter gross profit improved to $299 million over the $287 million in the 2012 first quarter, primarily due to increased beverage can sales and reduced depreciation expense, partially offset by lower profits in the European Food segment.

Selling and administrative expenses were $104 million in the first quarter compared to $106 million in the same period last year.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) increased to $195 million in the first quarter compared to $181 million in the first quarter of 2012 primarily due to improved gross profit.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “Overall we are off to a strong and promising 2013. Globally, beverage can volumes were up 6% in the first quarter, primarily driven by growth in Brazil and Asia Pacific. This is on top of strong double digit improvements for both in the same period last year, and reflects our capacity expansion projects in these growth markets over the last several years. European Beverage also posted a strong start to the year with a 4% increase in sales volumes, while European Food had 2% lower sales volumes.

“During the quarter, we commercialized second beverage can lines in Putian, China and Bangi, Malaysia, both on time and budget. In the second quarter we will be opening new beverage can plants in Danang, Vietnam and Bangkok, Thailand; and, in the third quarter, we will begin production at our new plant in Sihanoukville, Cambodia. We have begun construction of a new facility in northern Brazil in the city of Teresina and expect to begin commercial shipments early next year,” Mr. Conway added.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

In January 2013, the Company issued $1.0 billion principal amount of 4.5% senior unsecured notes due 2023. In connection with the issuance, the Company redeemed its outstanding $400 million 7.625% senior notes due 2017, repaid $500 million of indebtedness under its senior secured term loan facilities, and recognized a charge of $38 million for premiums paid and the write off of deferred financing fees and unamortized discounts.

Interest expense in the first quarter was $60 million compared to $58 million in the first quarter of 2012, primarily due to higher average debt outstanding.

Net income attributable to Crown Holdings in the first quarter was $41 million, compared to $69 million in the first quarter of 2012. Reported earnings per diluted share were $0.28 in the first quarter of 2013 compared to $0.46 in the 2012 first quarter. Net income per diluted share before certain items was $0.50 compared to $0.46 in 2012.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). In addition, the information presented regarding net income before certain items and income before certain items per diluted share does not conform to GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that net income before certain items and income before certain items per diluted share can be used to evaluate the Company's operations. Segment income, free cash flow, net income before certain items and income before certain items per diluted share are derived from the Company's Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net income before certain items and income before certain items per diluted share can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, April 18, 2013 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (212) 519-0813 or toll-free (888) 994-8798 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company's web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on April 25. The telephone numbers for the replay are (203) 369-0832 or toll free (866) 422-8156.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the extent of future demand for the Company's products in Brazil, Southeast Asia, China and other emerging markets and the Company's ability to successfully commercialize new production capacity in Brazil, Cambodia, China, Malaysia, Thailand and Vietnam, and to realize its plans for expanding beverage can production in emerging markets that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2012 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended
	March 31,
	2013	2012
Net sales	$1,973	$1,947
Cost of products sold	1,640	1,618
Depreciation and amortization	34	42
Gross profit (1)	299	287
Selling and administrative expense	104	106
Provision for restructuring	4	—
Loss from early extinguishment of debt	38	—
Interest expense	60	58
Interest income	(2)	(2)
Translation and foreign exchange adjustments	2	3
Income before income taxes	93	122
Provision for income taxes	24	32
Equity earnings	(2)	—
Net income	67	90
Net income attributable to noncontrolling interests	(26)	(21)
Net income attributable to Crown Holdings	$41	$69
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.29	$0.47
Diluted	$0.28	$0.46

Weighted average common shares outstanding:
Basic	142,496,422	147,813,672
Diluted	144,026,054	150,017,661
Actual common shares outstanding	143,774,872	148,825,503

(1)	A reconciliation from gross profit to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three months ended March 31, 2013 and 2012 follows:

	Three Months Ended March 31,
	2013	2012
Gross profit	$299	$287
Selling and administrative expense	104	106
Segment income	$195	$181

Segment Information

	Three Months Ended March 31,
Net Sales	2013	2012

Americas Beverage	$552	$534
North America Food	197	200
European Beverage	371	362
European Food	376	402
Asia Pacific	276	225
Total reportable segments	1,772	1,723
Non-reportable segments	201	224
Total net sales	$1,973	$1,947

Segment Income

Americas Beverage	$76	$69
North America Food	31	32
European Beverage	51	42
European Food	32	40
Asia Pacific	33	31
Total reportable segments	223	214
Non-reportable segments	22	23
Corporate and other unallocated items	(50)	(56)
Total segment income	$195	$181

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items

The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended
	March 31,
	2013	2012

Net income attributable to Crown Holdings, as reported	$41	$69
Items, net of tax:
Provision for restructuring (1)	3	—
Loss from early extinguishment of debt (2)	28	—
Net income before the above items	$72	$69

Income per diluted common share as reported	$0.28	$0.46
Income per diluted common share before the above items	$0.50	$0.46

Effective tax rate as reported	25.8%	26.2%
Effective tax rate before the above items	25.9%	26.2%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company's ongoing business.

(1)	In the first quarter of 2013, the Company recorded a charge of $4 million ($3 million, net of tax, or $0.02 per diluted share) for costs related to previously announced restructuring actions.

(2)
In the first quarter of 2013, the Company recorded a charge of $38 million ($28 million net of tax, or $0.20 per diluted share) for premiums paid and the write off of deferred financing fees in connection with the redemption of its outstanding $400 million senior notes due 2017 and repayment of $500 million of indebtedness under its senior secured term loan facilities.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2013	2012
Assets
Current assets
Cash and cash equivalents	$304	$250
Receivables, net	1,155	1,066
Inventories	1,352	1,313
Prepaid expenses and other current assets	193	195
Total current assets	3,004	2,824

Goodwill	1,937	1,998
Property, plant and equipment, net	1,988	1,796
Other non-current assets	765	560
Total	$7,694	$7,178

Liabilities and equity
Current liabilities
Short-term debt	$267	$164
Current maturities of long-term debt	129	66
Accounts payable and accrued liabilities	1,910	1,863
Total current liabilities	2,306	2,093

Long-term debt, excluding current maturities	3,708	3,685
Other non-current liabilities	1,516	1,482

Noncontrolling interests	292	242
Crown Holdings shareholders' deficit	(128)	(324)
Total equity/(deficit)	164	(82)
Total	$7,694	$7,178

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2013	2012

Cash flows from operating activities
Net income	$67	$90
Depreciation and amortization	34	42
Provision for restructuring	4	—
Pension expense	19	24
Pension contributions	(20)	(18)
Stock-based compensation	10	10
Working capital changes and other	(546)	(537)
Net cash used for operating activities (A)	(432)	(389)

Cash flows from investing activities
Capital expenditures	(63)	(62)
Insurance proceeds	8	23
Other	3	(9)
Net cash used for investing activities	(52)	(48)

Cash flows from financing activities
Net change in debt	460	351
Common stock repurchased	(6)	(7)
Dividends paid to noncontrolling interests	(8)	(16)
Other, net	(7)	10
Net cash provided by financing activities	439	338

Effect of exchange rate changes on cash and cash equivalents	(1)	7

Net change in cash and cash equivalents	(46)	(92)
Cash and cash equivalents at January 1	350	342

Cash and cash equivalents at March 31	$304	$250

(A)
Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures. A reconciliation from net cash used for operating activities to free cash flow for the three months ended March 31, 2013 and 2012 follows:

Three months ended March 31,	2013	2012
Net cash used for operating activities	$(432)	$(389)
Premiums paid to retire debt early	23	—
Adjusted net cash used for operating activities	(409)	(389)
Capital expenditures	(63)	(62)
Insurance proceeds from Thailand flooding	8	23
Free cash flow	$(464)	$(428)